                                                                  EXHIBIT 2.1


                        Confidential Treatment Requested
                      Under 17 C.F.R. (S)(S) 200.80(B)(4),
                              200.83 and 240.24B-2
==============================================================================



                         PARTNERSHIP PURCHASE AGREEMENT


                                  by and among



                                    ADP, INC.
                             a Delaware corporation;


                    ADP FINANCIAL INFORMATION SERVICES, INC.
                           a Delaware corporation; and


                                 COMPUTER CARE,
                         a New York general partnership;



                                       and



                           NEWGEN RESULTS CORPORATION,
                           a Delaware corporation; and



                             NGR ACQUISITION CORP.,
                             a Delaware corporation

                          ----------------------------

                          Dated as of October 22, 1999
                          ----------------------------



==============================================================================


1.  SALE AND PURCHASE OF PARTNERSHIP INTERESTS..........................1

    1.1      Sale and Purchase of Partnership Interests.................1

    1.2      Purchase Price.............................................1

    1.3      Purchase Price Adjustment Amount...........................4

    1.4      Sales Taxes................................................4

    1.5      Closing....................................................4

2.  REPRESENTATIONS AND WARRANTIES OF THE PARTNERS......................4

    2.1      Due Organization...........................................4

    2.2      Ownership Interest.........................................5

    2.3      Financial Statements.......................................5

    2.4      Absence of Changes.........................................5

    2.5      Title to Assets............................................7

    2.6      Bank Accounts..............................................8

    2.7      Customers; Distributors....................................8

    2.8      Equipment, Etc.............................................9

    2.9      Real Property..............................................9

    2.10     Partnership Proprietary Assets.............................9

    2.11     Contracts.................................................10

    2.12     Liabilities...............................................10

    2.13     Compliance with Legal Requirements........................10

    2.14     Governmental Authorizations...............................11

    2.15     Tax Matters...............................................11

    2.16     Employee and Labor Matters................................12

    2.17     Benefit Plans; ERISA......................................13

    2.18     Insurance.................................................14

    2.19     Proceedings; Orders.......................................14

    2.20     Authority; Binding Nature Of Agreements...................15

    2.21     Non-Contravention.........................................15

    2.22     Solvency..................................................16

    2.23     Environmental Matters.....................................16

    2.24     Brokers...................................................16


                                       1.



    2.25     Full Disclosure...........................................16

    2.26     Knowledge.................................................16

3.  REPRESENTATIONS AND WARRANTIES OF BUYERS...........................16

    3.1      Due Organization..........................................17

    3.2      Proceedings; Orders.......................................17

    3.3      Authority; Binding Nature of Agreements...................17

    3.4      Full Disclosure...........................................17

    3.5      Knowledge.................................................17

4.  COVENANTS OF THE PARTIES...........................................17

    4.1      Access and Investigation..................................17

    4.2      Operation of Business.....................................18

    4.3      Filings and Consents......................................19

    4.4      Notification; Updates to the Schedules....................19

    4.5      No Negotiation............................................20

    4.6      Confidentiality...........................................20

    4.7      Best Efforts..............................................20

5.  ADDITIONAL AGREEMENTS OF THE PARTIES...............................20

    5.1      Further Actions...........................................20

    5.2      Accounts Receivable.......................................20

    5.3      Non-Compete...............................................22

    5.4      Employees.................................................24

    5.5      Use of ADP Name and Logo..................................26

    5.6      Use of Computer Care Name and Logo........................26

    5.7      Mail......................................................27

    5.8      Tax Matters...............................................27

    5.9      Post-Closing Audited Financial Statements.................27

    5.10     Data Conversion...........................................28

6.  CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE................28

    6.1      Accuracy of Representations...............................28

    6.2      Closing Deliveries........................................29

    6.3      Performance of Covenants..................................29


                                       2.


    6.4      No Material Adverse Change................................29

    6.5      HSR Act...................................................29

    6.6      No Restraints.............................................29

    6.7      No Litigation.............................................29

7.  CONDITIONS PRECEDENT TO THE PARTNERS' OBLIGATION TO CLOSE..........29

    7.1      Accuracy of Representations...............................29

    7.2      Closing Deliveries........................................30

    7.3      Performance of Covenants..................................30

    7.4      No Material Adverse Change................................30

    7.5      HSR Act...................................................30

    7.6      No Restraints.............................................30

    7.7      No Litigation.............................................30

8.  TERMINATION........................................................30

    8.1      Termination Events........................................30

    8.2      Termination Procedures....................................31

    8.3      Effect of Termination.....................................31

    8.4      Nonexclusivity of Termination Rights......................31

9.  INDEMNIFICATION....................................................32

    9.1      Survival of Representations, Warranties and Covenants.....32

    9.2      Indemnification by the Partners...........................32

    9.3      Indemnification by Buyers.................................33

    9.4      Remedies Exclusive........................................34

    9.5      Indemnification of Third-Party Claims.....................34

    9.6      Payment...................................................35

10. CLOSING DELIVERIES.................................................36

    10.1     The Partners' Obligations at Closing......................36

    10.2     Buyers' Obligations at Closing............................37

    10.3     Further Documents.........................................37

11. GENERAL PROVISIONS.................................................37

    11.1     Joint and Several Liability...............................37

    11.2     Fees and Expenses.........................................38


                                       3.

    11.3     Attorneys' Fees...........................................38

    11.4     Notices...................................................38

    11.5     Headings; Construction....................................39

    11.6     Governing Law.............................................40

    11.7     Successors and Assigns; Parties in Interest...............40

    11.8     Remedies Cumulative; Specific Performance.................40

    11.9     Waiver....................................................40

    11.10    Amendments................................................41

    11.11    Severability..............................................41

    11.12    Entire Agreement..........................................41

    11.13    Counterparts..............................................41


                                       4.

                         PARTNERSHIP PURCHASE AGREEMENT

         THIS PARTNERSHIP PURCHASE AGREEMENT is entered into as of October 22, 1999 (the "AGREEMENT"), by and among: ADP, INC., a Delaware corporation ("ADP"), ADP FINANCIAL INFORMATION SERVICES, INC., a Delaware corporation ("ADP FINANCIAL") (collectively, ADP and ADP Financial are referred to as the "PARTNERS"), and COMPUTER CARE, a New York general partnership (the "PARTNERSHIP"); and NEWGEN RESULTS CORPORATION, a Delaware corporation ("NEWGEN") and NGR ACQUISITION CORP., a Delaware corporation ("ACQUISITION SUB"), (collectively, Newgen and Acquisition Sub are referred to as the "BUYERS"). The Partners, the Partnership and Buyers are referred to collectively as the "PARTIES." Certain capitalized terms used in this Agreement are defined in Exhibit A.


                                    RECITALS

         A      The Partners are the sole partners of the Partnership.

         B. The Partnership is in the business of providing customer retention and support services to manufacturers and dealers of automobiles through communications to their customers that relate to the servicing, repair and maintenance of such customers' automobiles.

         C. The Partners desire to provide for the sale of all of their respective interests as general partners of the Partnership to the Buyers, and the Buyers desire to purchase all of such interests in the Partnership from the Partners, on the terms set forth in this Agreement.


                                    AGREEMENT

         In consideration of the foregoing premises, mutual agreements and covenants contained herein, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.       SALE AND PURCHASE OF PARTNERSHIP INTERESTS.

         1.1 SALE AND PURCHASE OF PARTNERSHIP INTERESTS. At the Closing, each Partner shall sell, assign, transfer, convey and deliver to the Buyers all of such Partner's rights, title and interests as a general partner in the Partnership, including without limitation, such Partner's rights in specific Partnership property (including the Assets as defined in Section 2.5(b) below), interests in the Partnership and all rights to participate in the management of the Partnership (collectively, the "PARTNERSHIP INTERESTS") free and clear of any Encumbrances. In connection with the sale and purchase of the Partnership Interests, (i) ADP shall sell, assign, transfer, convey and deliver to Acquisition Sub its Partnership Interest (representing 99% of the total Partnership Interests), and (ii) ADP Financial shall sell assign, transfer, convey and deliver to Newgen its Partnership Interest (representing 1% of the total Partnership Interests).

         1.2 PURCHASE PRICE. As consideration for the sale, assignment, transfer, conveyance and delivery to the Buyers of the Partnership Interests, subject to the limitations set forth herein, Buyers


                                       1.

shall pay to the Partners the following (the aggregate amount of all payments made to the Partners under this Section 1.2 shall be referred to herein as the "PURCHASE PRICE"):

         (a) CASH PAYMENT. At the Closing, the Buyers shall pay to the Partners, in cash in immediately available funds, an amount equal to (i) eleven million one hundred seventy-five thousand dollars ($11,175,000) less (ii) the Purchase Price Adjustment Amount (as defined in Section 1.3), if any (the "CLOSING CASH PAYMENT"). The Closing Cash Payment shall be paid to the Partners as follows:
(A) 99% of the Closing Cash Payment shall be paid to ADP, and (B) 1% of the Closing Cash Payment shall be paid to ADP Financial.

         (b) CATEGORY 1 EARN-OUT PAYMENT. Within [***] after the Closing Date, Buyers shall pay to the Partners as the Partners shall instruct in writing at least five (5) days prior to the date payment is to be sent, in cash in immediately available funds, an amount equal to the Category 1 Earn-Out Payment. Subject to the limitations set forth herein, the "Category 1 Earn-Out Payment" shall be an amount equal to [***].

         (c) CATEGORY 2 EARN-OUT PAYMENT. Within [***] after the Closing Date, Buyers shall pay to the Partners as the Partners shall instruct in writing at least five (5) days prior to the date payment is to be sent, in cash in immediately available funds, an amount equal to the Category 2 Earn-Out Payment. Subject to the limitations set forth herein, the "Category 2 Earn-Out Payment" shall be an amount equal to [***].

         (d) Notwithstanding the obligations of Buyers under Sections 1.2(b) and 1.2(c) to make any payments to the Partners, in no event shall the sum of all amounts paid under Sections 1.2(b) and 1.2(c) exceed $9,000,000.

         (e) For the purposes of this Section 1.2, the terms set forth below shall have the following meanings:

             (i) "CATEGORY 1 CUSTOMERS" shall mean the following corporations and manufacturers that are customers of the Partnership or the Buyers including authorized dealers of such corporations and manufacturers (other than those authorized dealers set forth on Schedule 1.2(e)(i) provided by Buyers to the Partners on the date hereof; PROVIDED, HOWEVER, that any authorized [***] to be delivered by the Partners to the Buyers on or prior to the Closing Date shall be deemed to be [***].

            (ii) "CATEGORY 1 REVENUE" shall be an amount equal to [***]. For the purposes of calculating Category 1 Revenue, Revenue shall [***]. For the purpose of illustration, Category 1 Revenue shall [***].

           (iii) "CATEGORY 2 CUSTOMERS" shall mean the [***] to be provided by the Partnership to the Buyers on the date hereof.

           (iv) "CATEGORY 2 REVENUE" shall mean an amount equal to [***] after the Closing Date and ending on [***] after the Closing Date, [***]. For the purposes of determining Category 2 Revenue, Revenue shall [***].


*** CONFIDENTIAL TREATMENT REQUESTED

                                       2.

            (v) "REVENUE" shall mean, with respect to a given time period, the [***] after the Closing Date; [***].

         (f) Within [***], Buyers will supply the Partners with calculations of the total amount of Category 1 Revenue and Category 2 Revenue generated during [***], following the Closing Date. In addition, upon the payment by Buyers of any amounts due to the Partners under Sections 1.2(b) or 1.2(c), Buyers shall provide therewith a report (each an "EARN OUT REPORT") showing the calculation of such payment in sufficient detail to permit the Partners to confirm the accuracy thereof. The Partners shall have [***] from the date on which an Earn Out Report is delivered to review such report (the "REVIEW PERIOD"). If the Partners dispute the calculations shown in the Earn Out Report they may, on or prior to the last day of the Review Period, deliver a notice to the Buyers setting forth, in reasonable detail, the basis for such dispute (the "DISPUTE NOTICE"). If a Dispute Notice is not delivered on or prior to the last day of the Review Period, the Earn Out Report shall be deemed accepted by the Partners with respect to all such calculations and such calculations shall be final, binding and conclusive on them for all purposes of this Agreement. Following Buyers' receipt of a Dispute Notice, the Partners and the Buyers shall attempt to resolve any dispute relating to the calculations in the Earn Out Report. If all such disputes are not so resolved within [***] after Buyers' receipt of the Dispute Notice, the Partners and Buyers shall jointly retain a Big Five accounting firm as may be agreed to (the "EARN OUT ARBITRATOR") to resolve such disputes and the Partners and Buyers shall each pay one-half of the fees and expenses of the Earn Out Arbitrator. The determination of the Earn Out Arbitrator shall be final, binding and conclusive on the Partners and Buyers. The Earn Out Arbitrator shall, prior to being permitted access to any records of the Partnership, the Buyers or their respective Affiliates, agree in writing that all information subject to review under this Section 1.2(f) shall be deemed confidential information and shall not be disclosed to any Person.

     1.3 PURCHASE PRICE ADJUSTMENT AMOUNT. On the Closing Date, the Partners shall prepare and deliver to the Buyers an estimated unaudited balance sheet of the Partnership, dated as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (as defined in Section 2.3). In the event [***] being referred to herein as the "PURCHASE PRICE ADJUSTMENT AMOUNT"), the Closing Cash Payment due to the Partners under Section 1.2(a) shall be reduced by the Purchase Price Adjustment Amount, as set forth in
Section 1.2(a).

     1.4 SALES TAXES. The Buyers shall each bear and pay, and shall reimburse the Partners for, any and all sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable as a direct result of the sale of the Partnership Interests to the Buyers or as a direct result of any of the other Transactions.

     1.5 CLOSING. The closing of the sale and purchase of the Partnership Interests to Buyers (the "CLOSING") shall take place at the offices of Cooley Godward LLP at 4365 Executive Drive, Suite 1100, in San Diego, California 92121, at 10:00 a.m. on the later to occur of (i) November 15, 1999, or (ii) the second business day following the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Sections 6 and 7 of this Agreement, or at such other time or on such other date as the Parties shall mutually


*** CONFIDENTIAL TREATMENT REQUESTED


                                       3.

agree upon in writing (the day on which the Closing takes place being referred to herein as the "CLOSING DATE"). The documents, instruments and other items to be delivered at the Closing shall be as set forth in Section 10 hereof.

2.   REPRESENTATIONS AND WARRANTIES OF THE PARTNERS.

     The Partners, jointly and severally, represent and warrant to and for the benefit of Buyers, as follows:

     2.1 DUE ORGANIZATION. Each Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Partnership is a general partnership founded under and governed by the laws of the State of New York. The Partnership has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Computer Care." The Partners have all of the necessary corporate power and authority to transfer, assign, convey, sell and deliver the Partnership Interests. The Partnership is not required to be qualified, authorized, registered or licensed to do business as a foreign partnership in any jurisdiction (domestic or foreign) other than those jurisdictions identified on Schedule 2.1; and except as disclosed on Schedule 2.1, the Partnership is in good standing as a foreign partnership in each of the jurisdictions so identified.

     2.2 OWNERSHIP INTEREST. Schedule 2.2 sets forth the complete and accurate percentage ownership interest in the Partnership that each Partner holds. The Partners, collectively, own and have good, valid and marketable title to all of the Partnership Interests, free and clear of any Encumbrances. The Partners are, and will be as of the Closing Date, the sole owners of the Partnership Interests and shall have all powers and approvals necessary or appropriate to transfer the Partnership Interests to the Buyers. Except with respect to this Agreement, the Partners have never assigned, conveyed, transferred or encumbered or agreed to assign, convey, transfer or encumber in any manner any of the Partnership Interests.

     2.3 FINANCIAL STATEMENTS. The Partners have delivered to Buyers the following financial statements of the Partnership (collectively, the "FINANCIAL STATEMENTS"): (a) the unaudited balance sheets of the Partnership for the fiscal years ended June 30, 1997, June 30, 1998 and June 30, 1999, and the related statements of income for the years then ended, together with the notes thereto; and (b) the unaudited balance sheet of the Partnership as of September 30, 1999 (the "UNAUDITED INTERIM BALANCE SHEET"), and the related statements of income for the three-month period then ended. The Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Partnership, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as set forth on Schedule 2.3), and present fairly the financial position of the Partnership as of the respective dates thereof and the results of operations of the Partnership for the periods covered thereby. The Closing Balance Sheet, when delivered to the Buyers on the Closing Date, will have been prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (except as set forth on Schedule 2.3 hereto), and will present fairly the financial position of the Partnership as of the Closing Date.


                                       4.

     2.4 ABSENCE OF CHANGES. Except as set forth on Schedule 2.4, since June 30, 1999, there has not been, individually or in the aggregate, any material adverse change in and no event has occurred that might individually or in the aggregate have a material adverse effect on the business, financial condition, operations, net income or results of operations of the Partnership or of the Partnership Interests or Assets. Without limiting the generality of the foregoing, since June 30, 1999:

         (a) except in the Ordinary Course of Business, there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Assets used in the conduct or operations of the Partnership and its business (whether or not covered by insurance);

         (b) except in the Ordinary Course of Business, the Partnership and the Partners (with respect to the Partnership) have not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Partnership in the Ordinary Course of Business;

         (c) except in the Ordinary Course of Business, the Partnership has not sold or otherwise transferred or encumbered, or leased or licensed, any of the Assets to any other Person;

         (d) the Partners have not sold, assigned or otherwise transferred or encumbered any of the Partnership Interests to any other Person;

         (e) except in the Ordinary Course of Business, the Partnership has not established any reserve with respect to indebtedness of the Partnership;

         (f) the Partnership has not made any loan or advance to any other Person, or incurred or guaranteed any indebtedness or obligation of any other Person;

         (g) the Partnership has not (i) established or adopted any employee pension benefit plan (as defined in Section 3(2) of ERISA) or other employee benefit plan;

         (h) except as disclosed on Schedule 2.4, no Contract by which the Partnership, the Partnership Interests or any of the Assets is or was subject or bound, or under which the Partnership has or had any rights or interest, has been amended or terminated, which amendment or termination (taking into account any and all Contracts amended or terminated) would reasonably be expected to have a material adverse effect on the business, financial condition, operations, net income or results of operations of the Partnership or of the Partnership Interests or Assets;

         (i) the Partnership has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the Partnership in bona fide transactions entered into in the Ordinary Course of Business and consistent with past practice;


                                       5.

         (j) the Partnership has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that
     (i) are reflected as current liabilities in the "liabilities" column of the Financial Statements or have been incurred by the Partnership since June 30, 1999, in bona fide transactions entered into in the Ordinary Course of Business and consistent with past practice, and (ii) have been discharged or paid in the Ordinary Course of Business and consistent with past practice;

         (k) the Partnership has not forgiven any debt or otherwise released or waived any right or claim;

         (l) the Partnership has not changed any of its methods of accounting or accounting practices in any respect;

         (m) the Partnership has not commenced or settled any Proceeding;

         (n) except as set forth on Schedule 2.4, the Partnership has not entered into any transaction or taken any other action outside the Ordinary Course of Business;

         (o) there has not been any material adverse change in and no event has occurred that might have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or net income of the Partnership; and

         (p) neither the Partnership nor the Partners on behalf of the Partnership have agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(b)" through "(o)" above.

     2.5 TITLE TO ASSETS.

         (a) The Partnership has good, valid and marketable title to, or in the case of leased or subleased Assets valid and subsistence leasehold interests in, all of the Assets. Schedule 2.5 hereto lists all of the Assets of the Partnership with an individual book value in excess of $10,000. Other than as set forth in Schedule 2.5, no assets or property used in the operation of the business of the Partnership is owned by or in the name of any Partner or any other Person. Schedule 2.5 identifies all of the Assets that are being leased or licensed to the Partnership. Except as set forth in Schedule 2.5, all of the Assets are owned by or leased or licensed to the Partnership free and clear of any Encumbrances.

         (b) "ASSETS" shall mean and include all of the properties, rights, interests and assets (whether tangible or intangible, real or personal, or mixed) of the Partnership (wherever located, whether or not required to be reflected on any balance sheet or financial statement) including any assets acquired by the Partnership during the Pre-Closing Period, in each case that are used in the conduct of the business of the Partnership. Without limiting the generality of the foregoing, the definition of "Assets" shall include:

              (i) except for the Retained Receivables, all rights to collect from customers (and to retain) all fees and other amounts payable,


                                       6.

     or that may become payable, to the Partnership with respect to services that relate, directly or indirectly, to the Partnership and its business;

              (ii) all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets of the Partnership or used in connection with the Partnership and its business;

             (iii) all advertising and promotional materials possessed by the Partnership that relate to the Partnership and its business;

              (iv) all rights and interests to the Partnership Proprietary Assets (defined in Section 2.10(a));

              (v) all claims (including claims for past infringement of Proprietary Assets) and causes of action of the Partnership against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Partnership), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Partnership (regardless of whether such rights are currently exercisable) to the extent any of such relate, directly or indirectly, to the Partnership and its business;

              (vi) all rights and interests of the Partnership under and to the Partnership Contracts;

             (vii) all rights and interests of the Partnership in and to the
     (a) bank accounts set forth on Schedule 2.6; and

            (viii) all books, records, files and data (whether tangible or intangible, electronic or paper form, or mixed) of the Partnership (other than those books, records, files and data that relate solely to the accounts receivable of the Partnership as of the Closing Date), including, all data and other information relating, directly or indirectly, to the customer base and customers being serviced in conducting the business of the Partnership.

         Notwithstanding anything to the contrary contained herein, Buyers acknowledge and agree that the Assets do not include any of ADP's data collection assets located in Florence, KY or any other assets located outside of the Partnership's Amityville, NY location.


                                       7.

         2.6 BANK ACCOUNTS. Schedule 2.6 accurately sets forth, for each account maintained by or for the benefit of the Partnership at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; and (d) the names of all individuals authorized to draw on or make withdrawals from such account. No Person has any rights of setoff or similar rights against any such account.

         2.7 CUSTOMERS; DISTRIBUTORS. Schedule 2.7 accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer's or other Person's Affiliates) accounted for more than $50,000 of the gross revenues of the Partnership in fiscal years ended June 30, 1997, June 30, 1998, and June 30, 1999. Except as set forth in Schedule 2.7, neither the Partnership nor any Partner has received any written notice or other written communication, and none of the individuals listed in Section 2.27 hereto has received any other information, indicating that any customer or other Person identified or required to be identified in Schedule 2.7 would reasonably be expected to cease dealing with the Partnership or the Partners (with respect to the Partnership), or would reasonably be expected to otherwise reduce the volume of business transacted by such Person with the Partnership below current levels. Since June 30, 1999 the Partnership has not instituted any official rebate or chargeback program that is not otherwise reflected in the Financial Statements or which could reasonably be expected to have a material adverse effect on the business of the Partnership.

         2.8 EQUIPMENT, ETC. Except as set forth in Schedule 2.8, all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by the Partnership or used in the conduct of the business of the Partnership (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); and (ii) complies in all material respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements.

         2.9 REAL PROPERTY. The Partnership does not own any real property.
Schedule 2.9 sets forth all real property leasehold interests of the Partnership.

         2.10 PARTNERSHIP PROPRIETARY ASSETS.

              (a) Schedule 2.10 identifies and provides a brief description of all Proprietary Assets owned by or licensed to the Partnership and that relate to the Partnership or used in the conduct of the business of the Partnership (collectively, the "PARTNERSHIP PROPRIETARY ASSETS"). The Partnership has good and valid title to all of the Partnership Proprietary Assets identified in
Schedule 2.10, free and clear of any Encumbrances, and has a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all Partnership Proprietary Assets identified in Schedule 2.10. The Partnership and the Partners have taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Partnership Proprietary Assets (except Partnership Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Partnership Proprietary Assets. All trademarks, service marks and copyrights that are registered with any Governmental Body and held by the Partnership,


                                       8.

or used in the business of the Partnership are valid and subsisting. None of the Partnership Proprietary Assets infringe or conflict with any Proprietary Asset owned or used by any other Person. The Partnership is not infringing, misappropriating or making any unlawful use of, and the Partnership has not at any time since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of the Partners, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Partnership Proprietary Asset.

              (b) The Partnership has not licensed any of the Partnership Proprietary Assets to any Person on an exclusive basis. The Partnership has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Partnership Proprietary Assets or to transact business in any market or geographical area or with any Person. The Partnership has, and Buyers will acquire at the Closing, the right to use the name "Computer Care" and variations thereof used on the Closing Date.

              (c) Other than as specifically set forth in the Contracts of the Partnership which have been delivered to the Buyers, the Partnership has not entered into and is not bound by any Contract under which any Person has the right to distribute or license any Partnership Proprietary Asset.

     2.11 CONTRACTS. Schedule 2.11 sets forth all Contracts of the Partnership that are material to the operations of the Partnership business (the "PARTNERSHIP CONTRACTS"). The Partners have delivered to the Buyers accurate and complete copies of all Partnership Contracts, including all amendments thereto. Each Partnership Contract is valid and in full force and effect and is enforceable in accordance with its terms. The Partnership has not violated or breached any Partnership Contract in any manner that could give any third party the right to terminate such Partnership Contract or that could result in the incurrence of any Damages under such Partnership Contract. The Partnership has not declared or committed any default under any Partnership Contract and no event has occurred, and to the Knowledge of the Partners and the Partnership, no circumstance or condition exists, that would be reasonably expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Partnership Contract, (B) give any Person the right to declare a default or exercise any remedy under any Partnership Contract, (C) give any Person the right to accelerate the maturity or performance of any Partnership Contract, or (D) give any Person the right to cancel, terminate or modify any Partnership Contract. Neither the Partnership nor any Partner has received any written notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Partnership Contract, and neither the Partnership nor the Partners have waived any right under any Partnership Contract. The performance of the Partnership Contracts by the Buyers in accordance with their terms will not result in any violation of or failure to comply with any Legal Requirement. Schedule 2.11 sets forth a list of all Partnership Contracts which require the Partnership or any


                                       9.

Partner to obtain the consent of any third party to effectuate the Transactions contemplated herein (the "REQUIRED CONSENTS").

     2.12 LIABILITIES. Except for those Liabilities set forth on Schedule 2.12, the Partnership has no Liabilities, except for (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet, (ii) liabilities not reflected on the Unaudited Interim Balance Sheet that were incurred in the Ordinary Course of Business, and (iii) obligations under (A) Partnership Contracts, and (B) other Contracts of the Partnership which obligations, in the aggregate, are not material, in each case of clauses (A) and
(B) to the extent that the existence of such obligations is ascertainable solely by reference to such contracts (the "CONTRACT LIABILITIES"). As of the Closing, the Partnership will have no Liabilities except for (i) Liabilities identified as such in the "liabilities" column of the Closing Balance Sheet (as defined in Section 1.3), (ii) liabilities not reflected on the Closing Balance Sheet that were incurred in the Ordinary Course of Business and that in the aggregate do not exceed $2,000, and (iii) the Contract Liabilities.

     2.13 COMPLIANCE WITH LEGAL REQUIREMENTS. The Partnership is in full compliance and to the Partners' Knowledge has at all times since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of the business of the Partnership or the ownership or use of any of the Assets. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Partnership of, or a failure on the part of the Partnership to comply with, any Legal Requirement; and the Partnership and Partners have not received, at any time since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement. No Governmental Body has initiated any legal action that (i) may have an adverse effect on the Partnership Interests, the Assets or the business, financial condition, operations, results of operations or Liabilities, of the Partnership or on the ability of the Partners or the Partnership to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     2.14 GOVERNMENTAL AUTHORIZATIONS. The Partnership is in full compliance with all of the terms and requirements of any Governmental Authorization; and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time): (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization, or (B) result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), the Partnership has not received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation,


                                      10.

withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Each application required to be filed for renewal of any Governmental Authorization and each notice or filing required to have been given or made with respect to such Governmental Authorizations by the Partnership has been duly made or given on a timely basis with the appropriate Governmental Body. The Partnership has all Governmental Authorizations necessary
(i) to enable the Partnership to conduct the Partnership business in the manner in which such business is currently being conducted, (ii) to permit the Partnership to own and use the Assets of the Partnership in the manner in which they are currently owned and used, and (iii) to permit the Partners to own the Partnership Interests.

     2.15 TAX MATTERS. Except as set forth on Schedule 2.15, all Tax Returns required to be filed by the Partnership have been accurately prepared in all material respects and have been timely filed. All Taxes required to have been paid, or claimed by any Governmental Body to be payable, or for which the Partnership may be held liable as a result of the operations of the Partnership business, has been duly paid in full on a timely basis. Any Tax required to have been withheld by the Partnership as a result of the operations of the Partnership business, including but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign persons or entities or to employees of the Partnership, has been duly withheld, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. The Partners have delivered to Buyers accurate and complete copies of all audit reports and similar documents relating to any Partnership Tax Returns filed since July 1, 1996. Except as set forth in Schedule 2.15 hereto, no claim, Liability or other Proceeding is pending or is threatened against the Partnership or any Partner (specifically with respect to the Partnership) as a result of the operations of the Partnership business. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Partner for Taxes arising from the operations of the Partnership business. There are no Tax liens upon any of the property of the Partnership except for liens for current Taxes not yet due and payable. None of the Partnership's payroll, property or receipts or other factors used in a particular state's apportionment or allocation formula as reflected on the Partnership's income tax or informational returns results in an apportionment or allocation of business income to any state other than those states set forth on
Schedule 2.15, and the Partnership has no non-business income that is allocated, apportioned or otherwise sourced in any state other than those states set forth on Schedule 2.15. There is no agreement, plan, arrangement or other Contract covering any current or former employee or independent contractor of the Partnership that, individually or collectively, could give rise directly or indirectly to any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Partnership is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Partners have delivered to Buyers accurate and complete copies of all the Partnership's federal income Tax Returns that have been filed on behalf of or with respect to the Partnership for the Tax periods ended June 30, 1997 and June 30, 1998. The information contained in such Tax Returns or informational returns is accurate and complete in all material respects. Neither the Partnership nor the Buyers shall incur or become subject to any sales or use tax Liability with respect to transactions of the Partnership occurring prior to the Closing.


                                      11.

     2.16 EMPLOYEE AND LABOR MATTERS.

          (a) Schedule 2.16(a) sets forth with respect to each employee of the Partnership (including any employee who is on a leave of absence or on layoff status) (the "EMPLOYEE") the name of such Employee and his or her job title.

          (b) Except as set forth in Schedule 2.16(b), the Partnership is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

          (c) Except as set forth in Schedule 2.16(c), the employment of each of the Employees is terminable by the Partnership at will. The Partners have delivered to Buyers accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Employees.

          (d) To the Knowledge of the Partners:

          (i) except as disclosed on Schedule 2.16 (d), no Employee listed on
     Schedule 2.16(d) intends to terminate his or her employment;

          (ii) no Employee listed on Schedule 2.16(d) has received an offer to join a business that may be competitive with the Partnership business; and

          (iii) no Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract with any Person (other than the Partnership or Automatic Data Processing, Inc.) that may have an adverse effect on (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee, or (B) the Partnership business or operations.

          (e) The Partnership is not engaged and since January 1, 1995 has not been engaged in any unfair labor practice of any nature. Since January 1, 1995, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Partnership or any of the Employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. The Partnership and the Partners have no knowledge of any facts that would cause it to believe that the consummation of the Transactions will have an adverse effect on the Partnership's relationship with its Employees.

          (f) There are no pending, or to the Knowledge of the Partners or Partnership, threatened Claims or Liabilities against the Partnership which have been brought by any Employee, including any former Employee, and to the Knowledge of the Partners and the Partnership, no such employee intends to bring any Claim or Liability.


                                      12.

          (g) Schedule 2.16(g) identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

     2.17 BENEFIT PLANS; ERISA.

          (a) Schedule 2.17 accurately sets forth each salary, bonus, deferred compensation, incentive compensation, commission compensation, fringe benefit or any other form of compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, or any other employee benefit of any kind and nature (collectively, the "PLANS") sponsored, maintained, contributed to or required to be contributed to by the Partnership for the benefit of any Employee.

          (b) The Partnership maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees which are described on Schedule 2.16(a) (the "WELFARE PLANS"), none of which is a multiemployer plan (within the meaning of
Section 3(37) of ERISA).

          (c) The Buyers will not incur or be subject to any Liabilities with respect to any Person covered by, or otherwise in connection with, the Plans or the Welfare Plans.

          (d) The Partnership has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. The Partnership has never made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

          (e) The Partnership does not have any plan or commitment to create any additional Welfare Plan or any other Plan, or to modify or change any existing Welfare Plan or any other Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (f) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (g) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all respects.


                                      13.

          (h) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Partners are not aware of any reason why any such determination letter should be revoked.

          (i) All Plans shall terminate with respect to the Partnership on the Closing Date.

     2.18 INSURANCE. Schedule 2.18 sets forth each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Partnership (collectively, the "POLICIES"). Each of the Policies is valid, enforceable and in full force and effect and no notice has been received by any Partner or the Partnership regarding any cancellation or invalidation, in whole or in part, of any such Policies. Except as set forth in Schedule 2.18, there is no pending claim with respect to the Partnership under or based upon any of the Policies, and no event has occurred, and no condition or circumstance exists, that would be reasonably expected to (with or without notice or lapse of time) give rise to or serve as a basis for any such claim. All Polices shall terminate as of the Closing Date.

     2.19 PROCEEDINGS; ORDERS. There is no pending Proceeding, and to the Knowledge of the Partners and Partnership, no Person has threatened to commence any Proceeding: (i) that involves the Partnership or that otherwise relates to or might affect the Partnership Interests, the Partnership business or any of the Assets (whether or not the Partnership or any Partner is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. To the Knowledge of the Partners and the Partnership, since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), no Proceeding has ever been commenced by or against the Partnership. There is no Order to which the Partnership, the Partners (with respect to operating the Partnership), or any of the Partnership Interests or the Assets, is subject; and none of the Partners is subject to any Order that relates to the Partnership business or to any of the Partnership Interests or Assets. To the Knowledge of the Partners and the Partnership, there is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Partnership business, the Partnership Interests, the Assets, the Liabilities or on the ability of any Partner or the Partnership to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     2.20 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Partnership and each of the Partners have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each of the Partners of the Transactional Agreements to which it is or may become a party has been duly authorized by all necessary action on the part of each Partner and its respective shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Partners, enforceable against each Partner in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution of each of the other Transactional


                                      14.

Agreements at the Closing, each of such other Transactional Agreements to which each Partner is a party will constitute the legal, valid and binding obligation of the Partner and will be enforceable against the Partner in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 NON-CONTRAVENTION. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will:

          (a) except as disclosed on Schedule 2.21, contravene, conflict with or result in a violation of or, except with respect to the HSR Act, give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Partners or the Partnership, the Partnership business, the Partnership Interests or any Asset, is subject;

          (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Partnership Interests or Assets, or is held by the Partnership or any Employee;

          (c) except as set forth on Schedule 2.21, contravene, conflict with or result in violation or breach of or default under any Partnership Contact, or give any Person the right to (i) declare a default or exercise any remedy under any Partnership Contract, (ii) accelerate the maturity or performance of any Partnership Contract, or (iii) cancel, terminate or modify any Partnership Contract; or

          (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Partnership Interests or Assets.

     2.22 SOLVENCY. The sale of the Partnership Interests by the Partners will not render either Partner insolvent as contemplated under Section 6901 of the Code and Section 3439 of the California Civil Code.

     2.23 ENVIRONMENTAL MATTERS.

          (a) Since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), neither the Partners nor the Partnership has ever received any notice or other communication (in writing or otherwise) relating to the business of the Partnership from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. Since the time any Partner or any Affiliate of any Partner acquired, owned or otherwise held any interest in the Partnership (or any predecessor of the Partnership), no Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Partnership in connection with any such actual, alleged, possible or potential Liability.


                                      15.

     2.24 BROKERS. Neither the Partnership nor any Partner has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     2.25 FULL DISCLOSURE. None of the Transactional Agreements contain or will contain any untrue statement of a material fact; and none of the Transactional Agreements omit or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Schedules to this Agreement is accurate and complete.

     2.26 KNOWLEDGE As used in this Section 2 and in Section 4.4(c), the term "Knowledge" or "knowledge" of or "Known to" the Partners or the Partnership or terms of similar meaning shall mean the actual knowledge of Ron Workman, John Watson, Tim Murphy, Richard Israel, Dave Lenk, Robert Karp and Ted Valenti, and any knowledge such individuals would reasonably be expected to possess in the proper performance of their respective duties for the Partners or the Partnership.

3.  REPRESENTATIONS AND WARRANTIES OF BUYERS.

     The Buyers, jointly and severally, represent and warrant to and for the benefit of the Partners, as follows:

     3.1 DUE ORGANIZATION. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyers have all necessary corporate power and authority to purchase the Partnership Interests.

     3.2 PROCEEDINGS; ORDERS. There is no pending Proceeding, and to the Knowledge of the Buyers, no Person has threatened to commence any Proceeding against Buyers that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the Knowledge of the Buyers, there is no proposed Order that, if issued or otherwise put into effect, (i) may have a material adverse effect on the ability of Buyers to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     3.3 AUTHORITY; BINDING NATURE OF AGREEMENTS. Each Buyer has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by Buyers has been duly authorized by all necessary action on the part of each Buyer and their respective board of directors. Upon the execution and delivery, this Agreement will constitute the legal, valid and binding obligations of the Buyers, enforceable against Buyers in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


                                      16.

     3.4 FULL DISCLOSURE. None of the Transactional Agreements contain or will contain any untrue statement of fact; and none of the Transactional Agreements omit or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Schedules to this Agreement, and all other information that has been furnished by Buyers to the Partners is accurate and complete.

     3.5 KNOWLEDGE. As used in this Section 3, the phrase "to the Knowledge of the Buyers" shall mean the actual knowledge of Sam Simkin, Les Silver, Jim Roche, Jim Fitzgerald or Jerry Benowitz, and any knowledge such individuals would reasonably be expected to possess in the proper performance of their respective duties for the Buyers.

4.   COVENANTS OF THE PARTIES.

     4.1 ACCESS AND INVESTIGATION. The Partners shall cause and ensure that, at all times from the date of this Agreement through the Closing Date (the "PRE-CLOSING PERIOD"): (a) the Partners and their Representatives provide Buyers and their Representatives with free and complete access to the Partners, and to all existing assets, books, records, Partnership Tax Returns, work papers and other documents and information (and provide copies thereto to Buyers) relating to the Partnership Interests, Assets, the Partnership and its business; and (b) the Partners and their Representatives shall provide Buyers and their Representatives with such additional financial, operating and other data and information relating to the Partnership and the Partnership business as Buyers may request in good faith. All review of such documents of the Partnership shall be conducted during normal business hours and with reasonable notice to the Partners. Notwithstanding the foregoing, Buyers agree that they shall have no right to visit the physical operations of the Partnership or to communicate with any employee or customer of the Partnership or third party to any Partnership Contract without the prior consent of the Partners. Prior to the Closing, the Partners and the Buyers will cooperate in good faith in facilitating the introduction to, and subsequent communication by, the Buyers with representatives of [***].

     4.2 OPERATION OF BUSINESS. Unless the Buyers give prior written consent to the Partners, the Partnership shall, and the Partners shall cause and ensure that, during the Pre-Closing Period:

          (a) Except for the transfer of the Retained Receivables to the Partners, neither the Partnership nor any Partner, directly or indirectly, sells or otherwise transfers, or agrees, commits or offers (in writing or otherwise) to sell or otherwise transfer, any of the Partnership Interests or, except in the Ordinary Course of Business, Assets, or any interests in or rights relating thereto;

          (b) neither the Partnership nor any Partner permits, or agrees, commits or offers (in writing or otherwise) to permit, the Partnership Interests or any of the Assets to become subject, directly or indirectly, to any Encumbrance or to be bound by any Contract;

          (c) the Partnership conducts its operations exclusively in the Ordinary Course of Business and in all material respects in the same manner as such operations have been conducted prior to the date of this Agreement and does not take any action outside the Ordinary Course of Business;

*** CONFIDENTIAL TREATMENT REQUESTED


                                      17.

          (d) the Partnership (i) preserves intact its current business organization, and use its best efforts to (ii) maintain relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees, independent contractors and other Persons having business relationships with the Partnership;

          (e) the Partnership keeps in full force and effect all the Policies and maintains adequate liability protection that is standard and customary in the industry;

          (f) the Partnership does not effect or become a party to any Acquisition Transaction and the Buyers are notified immediately in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

          (g) the Partnership and the Partners use their best efforts to cause the Partnership to operate profitably and to maximize its revenues and net income, in a manner consistent with the Partnership's long term objectives for its business;

          (h) except with respect to the Proceeding described on Schedule 2.15 hereto, the Partnership does not commence or settle any Proceeding without the written consent of the Buyers;

          (i) the Partnership does not enter into any transaction or take any other action of the type referred to in Section 2.4;

          (j) the Partnership and the Partners do not enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty made by the Partners in this Agreement; and

          (k) the Partnership and the Partners do not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(j)" of this Section 4.2.

     4.3 FILINGS AND CONSENTS. The Parties shall cause and ensure that: (a) as soon as possible after the date of this Agreement, the Parties file with the appropriate Governmental Bodies the notification form required to be filed by the Parties under the HSR Act with respect to the Transactions, together with a request for early termination of the applicable waiting period; and (b) all Required Consents (other than with respect to Mitsubishi) required to be obtained from any third party in order to consummate the Transactions are made, given and obtained on a timely basis.

     4.4 NOTIFICATION; UPDATES TO THE SCHEDULES.

          (a) During the Pre-Closing Period, each Party shall promptly notify the other Parties in writing of: (i) the discovery of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Parties in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Parties in this Agreement if


                                      18.

(1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of any Party; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any condition set forth in Section 6 or Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Schedules to this Agreement to make such Schedules true, complete and accurate, or if any such event, condition, fact or circumstance would require such a change assuming the Schedules were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Party originally providing the information for any such Schedule shall promptly deliver to the other Party an update to such Schedules specifying such change.

          (c) No notice provided pursuant to Section 4.4(a) and no update to the Schedules provided pursuant to Section 4.4(b) shall be deemed to supplement or amend the Schedules for the purpose of (i) determining whether any condition set forth in Section 6 or Section 7 has been satisfied, or (ii) determining the accuracy of any representation or warranty made by any of the Parties in this Agreement; PROVIDED, HOWEVER, that, except with respect to any such update to the Schedules after the date hereof that relates to or arises out of any event, fact, circumstance or condition Known to the Partnership or the Partners prior to the date hereof, by consummating the Transactions (i) the non-supplementing parties shall be deemed to have waived any such inaccuracy in the representation or warranty and the failure to satisfy such closing condition and (ii) the updated Schedule shall be deemed to have been amended for purposes of Section 9 hereunder by such update.

     4.5 NO NEGOTIATION. The Partners shall ensure that, during the Pre-Closing Period, neither the Partnership nor any Partner, nor any Representative of any Partner or of the Partnership, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than Buyers) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any information to, any Person (other than Buyers) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than Buyers) relating to any Acquisition Transaction.

     4.6 CONFIDENTIALITY. The Parties agree that, during the Pre-Closing Period and after the Closing: (a) no Party shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature (to any supplier, customer, landlord, creditor, employee, or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement without the written consent of the other Parties, except to the extent such Party is required by applicable law to make any such disclosure, and (b) if a Party is required by applicable law to make any disclosure regarding the Transactions, such Party uses reasonable efforts to advise the other Parties, at least three (3) days before making such disclosure.


                                      19.

     4.7 BEST EFFORTS. The Parties agree that, during the Pre-Closing Period, each Party shall use their best efforts to cause the conditions set forth in
Section 6 and Section 7 to be satisfied on a timely basis. The Partners acknowledge that Buyers intend to issue a press release as promptly as practicable after the execution of this Agreement and shall make all public filings (including the filing of a Current Report on Form 8-K with the Securities and Exchange Commission) reasonably deemed necessary by Buyer in connection with the transactions contemplated hereby. Buyers agree to allow the Partners to review any such press release prior to its issuance.

5.   ADDITIONAL AGREEMENTS OF THE PARTIES.

     5.1 FURTHER ACTIONS. From and after the Closing Date, the Partners shall cooperate with Buyers and Buyers' Affiliates and Representatives, and shall execute and deliver and cause the Partnership to execute and deliver such documents and take such other actions as Buyers may reasonably request, for the purpose of evidencing the Transactions and putting Buyers in possession and control of all of the Partnership Interests.

     5.2 ACCOUNTS RECEIVABLE.

          (a) All accounts receivable of the Partnership existing on the Closing Date (the "RETAINED RECEIVABLES") shall, immediately prior to the Closing, be transferred to and shall be the property of, the Partners. "Accounts receivable" shall mean all rights to receive payment for work completed prior to the Closing Date by the Partnership for a customer whether or not a bill, invoice or other evidence of the completion of such work exists as of the Closing Date and nothing in this Agreement shall prevent the Partners from billing any customer of the Partnership after the Closing Date with respect to any Retained Receivable. At the Closing, the Partners shall provide the Buyers with a detailed list of each individual account receivable contained within the Retained Receivables in order to assist Buyer in identifying amounts that may be received by Buyer in respect of the Retained Receivables. Buyers shall promptly remit to the Partners, in accordance with the procedures set forth below, any payments received by the Buyers that are made in respect of the Retained Receivables; PROVIDED, however that in no event shall Buyer or the Partnership have any obligation to engage in any collection effort in respect of the Retained Receivables and neither Buyers nor the Partnership shall have any liability to the Partners for the failure of any person or entity to satisfy any Retained Receivable.

          (b) The Partners and the Buyers acknowledge that, after the Closing, the Partnership may receive payments from customers that relate to the Retained Receivables or that relate to the accounts receivable of the Partnership for services rendered to such customers by the Partnership on or after the Closing Date (the "PARTNERSHIP RECEIVABLES"). Accordingly, the Parties agree that, during the six-month period after the Closing, all payments received by the Partnership shall be applied in accordance with the following procedures:

              (i) Any payments received by the Partnership that (1) bear an invoice number related to the Retained Receivables, (2) are for the exact amount of a Partnership invoice issued prior to the Closing Date, (3) bear an invoice number related to the Partnership Receivables but are for an exact amount of a Partnership invoice issued prior to


                                      20.

     the Closing Date, or (4) are for an amount that does not correspond to the exact amount of a Partnership Receivable or a Retained Receivable, shall, in each case, be deemed to be payment in respect of a Retained
     Receivable and shall, as soon as reasonably practicable, be remitted to the Partners and applied to reduce the balance of the Retained Receivables; PROVIDED, HOWEVER, that if the Partnership receives a payment from a customer that has no balance reflected on the Retained Receivables (whether such payment satisfies the criteria under any of clauses (1) through (4) of this Section 5.2(b)), but owes a balance with respect to a Partnership Receivable, such payment shall be retained by the Partnership and applied to the reduction of the Partnership Receivables; and

              (ii) Any payments received by the Partnership that (1) bear an invoice number related to the Partnership Receivables (except as set forth in subsection (b)(i)(3) above) or, (2) are for the exact amount of a Partnership invoice issued on or after the Closing Date, shall, in each case, be deemed to be payment in respect of a Partnership Receivable and shall be retained by the Partnership and applied to reduce the balance of the Partnership Receivables; PROVIDED, HOWEVER, that if the Partnership receives a payment from a customer that has no balance reflected on the Partnership Receivables but still owes a balance with respect to the Retained Receivables, such payment shall be remitted to the Partners as soon as practicable.

          (c) Notwithstanding anything to the contrary contained in Section 5.2(b) above, the Partners agree to keep an accounting of all monies that are applied to the Partnership Receivables in accordance with Section 5.2(b) above but with respect to which the client informs either Partner that the money should instead be applied to the Retained Receivables (the "DISPUTED RECEIVABLES"). If, on the one year anniversary of the Closing Date, the Disputed Receivables total more than $50,000 Buyers agree to pay the Partners an amount equal to 50% of the Disputed Receivables.

          (d) In order to facilitate the foregoing allocation of payments on accounts receivable, (i) the Partners shall, no later than five (5) days after the end of each calendar month, provide the Partnership and the Buyers with a monthly report reflecting, on a customer-by-customer basis, the current balance of the Retained Receivables (the "RETAINED RECEIVABLES REPORT"), and (ii) the Buyers shall, no later than fifteen (15) days after the end of each calendar month, provide the Partners with a monthly report reflecting, on a customer-by-customer basis for each customer of the Partnership existing on the Closing Date, all payments received and their application to the Partnership Receivables or their payment to the Partners. Notwithstanding the foregoing, in the event that the Partnership (i) receives any payment from a customer that no longer has a balance reflected in the Retained Receivables Report, or (ii) receives a payment that is in excess of the balance reflected in the Retained Receivables Report, then, in each case, the Partnership shall be entitled to retain such payment (or the excess of such payment, as the case may be) and apply such payment to the Partnership Receivables. All payments received by the Partnership after the date that is six months after the Closing, shall be retained by the Partnership and applied to reduce the balance of the Partnership Receivables and the Partnership shall have no further obligation to the Partners with respect to the Retained Receivables

     5.3 NON-COMPETE.


                                      21.

          (a) GENERAL. In order to induce Buyers to purchase the Partnership Interests pursuant to this Agreement, each Partner hereby covenants and agrees that during the three year period following the Closing Date it, and its Affiliates, will not compete in the following lines of business with respect to motor vehicle dealers in the United States of America or Canada (collectively, the "COMPUTER CARE BUSINESS"):

             (i) traditional service reminder postal mailings;
            (ii) telephone follow up calls relating to service reminder letters;
           (iii) CSI telephone calls; and
            (iv) fully outsourced telephone based service appointment
                 scheduling/upsell services;

     PROVIDED, HOWEVER, that in no event shall either Partner or any of their Affiliates (an "ADP PARTY") be precluded in any way from providing, (1) any service or product provided by them on the date hereof even if such service or product competes with the Computer Care Business, (2) any technology based products even if such products compete with the Compute Care Business, and (3) any products or services offered over the Internet or any other means of electronic commerce even if such products or services compete with the Computer Care Business.

          (b) BUYER PROVISION OF E-SERVICE REMINDER SERVICES. Notwithstanding anything to the contrary in the foregoing, in the event any ADP Party wishes to sell E-Service Reminders to automobile dealers in the United States of America or Canada, it will not enter into any agreement with any third party relating to the provision to an ADP Party of support services (other than data collection) relating to the provision of E-Service Reminders ( the "E-SERVICE REMINDER SERVICES") without first presenting to Buyers (i) the specifications for the E-Service Reminder Services (the "E-SERVICE REMINDER SPECIFICATIONS") and (ii) allowing the Buyers to present a written offer (a "BUYER OFFER") specifying in reasonable detail the terms of their proposed provision of E-Service Reminder Services, including but not limited to, the nature of their E-Service Reminder Services and the price for such services. Buyers agree that they will present each Buyer Offer within 10 business days of the receipt of an ADP Party's E-Service Reminder Specifications. The ADP Parties agree that if a Buyer Offer meets all of the E-Service Reminder Specifications and is equal or superior (in the ADP Party's reasonable judgment taking into account price, timing and all other terms of the Buyer Offer and any third party offers) to any third party offer to provide E-Service Reminder Services, then the ADP Party will accept the Buyer Offer. If an ADP Party wishes to provide E-Service Reminder Services from its own resources or from an Affiliate of such ADP Party, such ADP Party shall first provide Buyers with the E-Service Reminder Specifications relevant to such Services. Buyers shall then have five (5) business days to provide such ADP Party with a Buyer Offer. ADP shall then have five (5) business days from its receipt of such Buyer Offer to either accept the Buyer Offer or to let the Buyers know the price they need to match in order to provide the E-Service Reminder Services to such ADP Party. If such ADP Party gives the Buyers a price they must match, Buyers shall then have five (5) business days to agree to such price (and agree to meet all of the E-Service Reminder Specifications). Otherwise, such ADP Party may provide the E-Service Reminder Services from its own resources or from an Affiliate. The ADP Parties agree that, in light of the significant ongoing relationships between the parties contemplated by this Agreement and the other Transactional Agreements, the ADP Parties will use commercially reasonable efforts to ensure that Buyers and the Partnership are provided the same or better opportunity to make a proposal for E-Service Reminder Services as is given to any other proposed supplier of such services.

          (c) LICENSE TO LETTER LOGIC. Buyers acknowledge and agree that ADP, Inc. shall retain a copy of the source code for the software used by the Partnership to generate Traditional Service Reminder Postal Mailings (the "Letter Logic") after the Closing Date. The Partnership hereby grants to ADP, Inc. a perpetual, worldwide, non-exclusive and non-transferable (except to another ADP Party or any entity providing E-Service Reminder Services to any ADP Party) license to the Letter Logic (the "License"); PROVIDED, HOWEVER, that ADP, Inc. agrees not to use its License to the Letter Logic in commerce unless and until an ADP Party selects, in accordance with subsection (b) above, another entity to provide E-Service Reminder Services or an ADP Party decides, in accordance with the terms of subsection (b) above, to provide E-Service Reminder Services from its own resources; and, provided further, that ADP, Inc. shall pay the Partnership a one-time only license fee of [***] for the License prior to the use of the Letter Logic in commerce.

          (d) MOST FAVORED CUSTOMER. The Buyers agree that if at any time in the future they or any of their Affiliates provide E-Service Reminder Services (or any application substantially similar services) to any other entity with fee or other arrangements more advantageous than those provided to the Partners or any of their Affiliates (taking into account volume considerations), then, at the option of the Partners, the terms of the provision of E-Service Reminder Services by the Buyers to the Partners or their Affiliates will be changed to match the provisions contained in the other agreement.

          (e) TERMINATION. Notwithstanding anything to the contrary contained herein, the provisions of this Section 5.3 shall terminate in the event that Buyers fail to make the Category 1 Earn-Out Payment or Category 2 Earn-Out Payment, if any, when due and payable in accordance with Sections 1.2(b), 1.2(c) and 1.2(f). Such termination shall occur on the 5th business day after the Partners deliver to the Buyers written notice (the "SECTION 5.3 TERMINATION NOTICE") that the Partners intend to terminate their obligations under Section
5.3 as a result of nonpayment of any amounts owed to the Partners under Sections 1.2(b) and 1.2(c); PROVIDED, HOWEVER, that no such termination shall occur if the Buyers pay to the Partners all amounts then owed (which amounts are not in dispute) under Sections 1.2(b) and 1.2(c) within five business days of the receipt of the Section 5.3 Termination Notice.

          (f) DEFINITIONS. For the purposes of this Section 5.3, the following terms shall have the following meanings:


          "E-SERVICE REMINDERS" shall mean an e-mail or other electronic communication over the Internet to a motor vehicle owner that reminds the owner that his/her vehicle is due for manufacturer or dealer recommended service based on (i) that vehicle's estimated odometer reading , (ii) the time since that vehicle's last manufacturer or dealer recommended service or (iii) other manufacturer mandated criteria.


*** CONFIDENTIAL TREATMENT REQUESTED


                                      23.

          "TRADITIONAL SERVICE REMINDER POSTAL MAILINGS" shall mean a paper based letter correspondence to a motor vehicle owner that reminds the owner that his/her vehicle is due for manufacturer or dealer recommended service based on
(i) that vehicle's estimated odometer reading , (ii) the time since that vehicle's last manufacturer or dealer recommended service or (iii) other manufacturer mandated criteria.

          "CSI TELEPHONE CALLS" shall mean telephone calls and other communications related to collecting survey information made to consumers on behalf of a manufacturer or dealer and made in connection with Traditional service reminder postal mailings or other manufacturer mandated criteria.

     5.4 EMPLOYEES.

          (a) The Partners each covenant and agree that for a period of one (1) year following the Closing Date, neither it nor any of its Affiliates or their respective Representatives shall, without the prior written consent of the Buyers, hire or solicit (directly or indirectly) for employment any person listed on Schedule 2.16(d) hereto; PROVIDED, HOWEVER, that with respect to [***] such covenant not to hire or solicit for employment shall terminate five business days after the Closing Date. For a period of 120 days after the Closing Date, none of the Partners or their Affiliates or Representatives shall, without the prior written consent of the Buyers, hire or solicit (directly or indirectly) for employment any person listed on Schedule 5.4(a).

          (b) On the day after the Closing Date, the Buyers shall provide notice to all persons listed on Schedule 2.16(a) hereto who (i) are not also listed on
Schedule 2.16 (d) hereto and (ii) are employed by the Partnership on the Closing Date that their employment with the Partnership will be terminated effective on the date that is 60 days from the day after the Closing Date. Such notice shall be in compliance with all applicable Legal Requirements, including without limitation the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"). In the event that the Buyers terminate the employment of any person listed on Schedule 2.16(d), the Buyers shall provide such persons with any notice required to be provided under applicable Legal Requirements, including without limitation the WARN Act and make any payments, if any, required under the WARN Act to such persons. Any such payments made to any persons set forth on Schedule 2.16(d) shall not be subject to reimbursement by the Partners. Buyers agree to make on a timely basis all filings required to be made by the WARN Act with any Governmental Body.

          (c) Subject to Section 5.4(d), all costs related to the employment of the employees of the Partnership ("Partnership Employees") on and after the Closing Date (including without limitation costs of salaries, vacation time and other benefits) whether such costs are the result of or arise out of the WARN Act, any other Legal Requirements, contractual obligations or otherwise shall be paid by Buyers.

          (d) The Partners shall provide to the Buyers on the Closing Date a list of the severance benefits associated with each Partnership Employee as of the Closing Date (each a "Severance Amount"). The Buyers covenant and agree with respect to any Partnership Employee not listed on Schedule 2.16(d) terminated for any reason by the Partnership (or any successor to the


*** CONFIDENTIAL TREATMENT REQUESTED


                                      24.

Partnership) prior to the sixth month anniversary of the Closing Date that it will pay each such Partnership Employee, in addition to any amount it may owe such employee (including costs associated with benefits accrued since the Closing Date or any retention bonus the Buyers or the Partnership (or its successor) has agree to pay such Partnership Employee) for days worked after the Closing Date, an amount equal to the greater of (i) the amount required to be paid, if any, by the WARN Act or (ii) such Partnership Employee's Severance Amount (collectively, the "WARN/Severance Costs"). Notwithstanding the foregoing, in the event Buyer is required to pay a terminated Partnership Employee the Severance Amount applicable to such employee pursuant to clause
(ii) of the preceding sentence, then Buyers agree to pay such employee that amount only upon receipt from such employee of a general release of claims against the Partnership, the Buyers, the Partners and their respective Affiliates and Representatives (a "Release"). Such Release shall be in a form reasonably acceptable to the Buyers and the Partners. If any such terminated employee refuses to execute and deliver a Release, then Buyers shall only be obligated to pay such employees any amounts required to be paid to such employee under the WARN Act. For purposes of this Section 5.4 any requirement that a Partnership Employee relocate from Amityville, NY in order to remain employed by the Partnership (or any successor), and such Partnership Employee's refusal to do so, shall be considered as a termination of such Partnership Employee. Within fifteen (15) business days of the end of each regular pay period of the Partnership (or any successor), the Buyers shall submit to the Partners in writing a notice of accounting of all WARN/Severance Costs incurred during such pay period. Within five (5) business days of the receipt of such notice, the Partners shall reimburse the Buyers for any and all WARN/Severance Costs; PROVIDED, HOWEVER, that the Partners shall not be obligated to reimburse the Buyers for any Severance Amounts paid to any terminated employee from which the Buyers did not receive a Release.

          (e) To the extent permitted under the applicable employee Benefit Plans of the Buyers, (i) all Partnership Employees shall be entitled to receive all of the benefits provided by the standard benefit plans of the Buyers, subject to the terms and conditions of such benefit plans, that are available to employees of a similar job and classification, title and pay grade, and (ii) each Partnership Employee shall be eligible to receive medical benefits under the medical plans of the Buyers, which medical plans shall not exclude coverage for pre-existing medical conditions. The Closing Date shall be the applicable date for purposes of determining benefit credit under the pension plans of the Buyers. For purposes of calculating service dates with respect to benefits under the Buyers' dental plan, pension plan (as to vesting requirements only) or 401(k) plan (as to vesting requirements only), and with respect to vacation, sick leave, insurance and all other employee benefits offered by the Buyers or their Affiliates to its employees, the length of service of each Partnership Employee shall be counted as if such Partnership Employee set forth on Schedule 2.16(d) or any Partnership Employee set forth on Schedule 5.4(a) that accepts employment with the Buyers or the Partnership at a location specified by the Buyers or the Partnership had been an employee of the Buyers or such Affiliate during such time such Partnership Employee was employed by the Partnership or either Partner prior to the Closing Date; PROVIDED, HOWEVER, that the Buyers shall not be responsible for any unused vacation or sick time that has accrued prior to the Closing Date.

          5.5 USE OF ADP NAME AND LOGO. The Buyers hereby agree that the Assets of the Partnership do not include the ADP name, logo, trademark or tradename and Buyers shall use their commercially reasonable efforts to cease all use of the ADP name, logo, trademark and tradename


                                      25.

by the Partnership and its Affiliates as soon as practicable after the Closing Date, and in any event by no later than the two (2) month anniversary of the Closing Date. The cessation of the use of the ADP name, logo, trademark and tradename shall include, without limitation, (i) all use on any documentation of the Partnership, including letterhead, (ii) any use of such on the telephone answering system, and (iii) any use of such on the signage for the premises used by the Partnership.

     5.6 USE OF COMPUTER CARE NAME AND LOGO. The Partners hereby agree that the Assets of the Partnership include the name "Computer Care" and any logos, trademark or tradenames associated therewith, and Partners shall use their commercially reasonable efforts to cease all use of the Computer Care name, logo, trademark and tradename by the Partners and their Affiliates as soon as practicable after the Closing Date, and in any event by no later than the two
(2) month anniversary of the Closing Date. The cessation of the use of the Computer Care name, logo, trademark and tradename shall include, without limitation, (i) all use on any documentation of the Partners, including letterhead, (ii) any use of such on the telephone answering system, and (iii) any use of such on the signage for the premises used by the Partners.

     5.7 MAIL. The Parties hereby agree that from and after the Closing Date, Buyers will promptly forward to ADP all mail and other communications addressed to ADP or the Partnership that do not relate to the Partnership or the Partnership Interests, and, except with respect to mail relating to the Retained Receivables, the Partners will promptly forward to Newgen all mail, correspondence, documents and other communications received by either Partner on and after the Closing Date that is addressed to the Partnership and that relates to the Partnership or Partnership Interests.

     5.8 TAX MATTERS.

          (a) After the Closing, the Buyers shall notify the Partners in writing within five (5) business days of the receipt by Buyers or the Partnership of any notice of the commencement of any Tax audit or administrative or judicial proceeding that would reasonably be expected to affect the Partners. Each such notice shall include copies of such notice received from any taxing authority in respect of any such asserted Tax liability. If (i) the Buyers fail to give the Partners notice within five (5) business days of the receipt by Buyers or the Partnership of any such notice of the commencement of any Tax audit or administrative or judicial proceeding, and (ii) the Partners are precluded from contesting an asserted Tax liability in both administrative and judicial forums solely as the result of Buyers failure to provide the notice to the Partners within five (5) business days of the receipt of such notice by the Buyers, then the Partners shall not have any obligation to indemnify for any loss or damage arising out of any resulting Tax liability.

          (b) The Partners may direct, through counsel of their own choosing and at their own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under Section 9 (any such audits, claims for refund or proceedings relating to an asserted Tax liability are referred to herein collectively as a "CONTEST"). If the Partners elect to direct a Contest of an asserted Tax liability, neither the Buyers nor the Partnership may settle or compromise any asserted Tax liability without the consent of the Partners, which consent shall not be unreasonably withheld.


                                      26.

          (c) The Partners and the Buyers will provide each other with such cooperation and information as such parties reasonably may request in filing any Tax Return, determining any liability for Taxes and participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents. Each party shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Partners and the Partnership for each taxable period until the expiration of the statute of limitations. Any information obtained under this section shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other Proceeding.

     5.9 POST-CLOSING AUDITED FINANCIAL STATEMENTS. The Partners agree to engage the services of a Big Five accounting firm to provide the Buyers within 45 days of the Closing Date with such audited financial statements (the "Audited Financial Statements") of the Partnership (prepared in accordance with generally accepted accounting principles) that are required to be filed by Buyers with a Current Report on Form 8-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, in connection with the transactions contemplated by this Agreement. The Audited Financial Statements shall not include the accounts receivable for the Partnership for the periods covered thereby and the provision of the Audited Financial Statements shall not be deemed to create, on their own, any breach by the Partners of any warranty, representation or covenant under this Agreement. The Partners sole obligation under this Section 5.9 shall be to engage such Big Five accounting firm to prepare the Audited Financial Statements and to cooperate with such firm in their preparation. The Partners make no representation or warranty whatsoever with respect to the Audited Financial Statements or their contents. In addition, notwithstanding anything to the contrary contained herein, in no event shall either Partner be liable for any damages suffered by Buyers with respect to the contents of the Audited Financial Statements or for any failure by such accounting firm to provide such financial statements to Buyers. Subject to
Section 11.2(a), the Partners shall bear all fees, costs and expenses incurred in connection with the preparation of the Audited Financial Statements.

     5.10 DATA CONVERSION. The parties acknowledge and agree that certain of the data being purchased by the Buyers in connection with the Transactions contemplated by this Agreement [***] in providing customer retention and support services to automobile manufacturers and dealers. Accordingly, the Partners agree to use commercially reasonable efforts to timely convert the data mutually identified by the parties to a format that is compatible with [***], if the Partners are successful in their efforts, to provide such converted data to Buyers after the Closing Date. Subject to Section 11.2(a), all fees, costs and expenses incurred in connection with the conversion of any data to be provided to the Buyers hereunder shall be borne solely by the Partners.

6.   CONDITIONS PRECEDENT TO BUYERS' OBLIGATION TO CLOSE.

     Buyers' obligation to purchase the Partnership Interests and the Assets and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyers, in whole or in part, in writing):


*** CONFIDENTIAL TREATMENT REQUESTED


                                      27.

     6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Partners in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications, or any similar qualifications, contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications, or any similar qualifications, contained in such representations and warranties), except to the extent such representations and warranties refer to a specific date, in which case they shall be true and correct in all material respects as of such date, without giving effect to any update to any Schedules hereto.

     6.2 CLOSING DELIVERIES. Each of the documents and instruments required to be delivered to the Buyers pursuant to Section 10.1 shall have been duly executed and delivered to the Buyers.

     6.3 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Partners and the Partnership are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

     6.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the Partnership Interests, Assets or in the business, condition, Liabilities, operations, financial performance, revenues or net income of the Partnership since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change within one year from the date of the occurrence of such event, condition or circumstance.

     6.5 HSR ACT. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

     6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

     6.7 NO LITIGATION. There shall not be pending or threatened any Proceeding in which there is a reasonable possibility of an outcome that could have a material adverse effect on the Partnership Interests, Assets or in the business, condition, Liabilities, operations, financial performance, revenues or net income of the Partnership, which would affect adversely the rights of the Buyers or their Affiliates to own the Partnership Interests and operate the business of the Partnership as such business is currently being conducted.

7.   CONDITIONS PRECEDENT TO THE PARTNERS' OBLIGATION TO CLOSE.

     The Partners' obligation to sell the Partnership Interests and to take the other actions required to be taken by the Partners at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Partners, in whole or in part, in writing):


                                      28.

     7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by Buyers in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications, or any similar qualifications, contained in such representations and warranties) and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications, or any similar qualifications, contained in such representations and warranties), except to the extent such representations and warranties refer to a specific date, in which case they shall be true and correct in all material respects as of such date, without giving effect to any update to any Schedules hereto.

     7.2 CLOSING DELIVERIES. Each of the documents and instruments required to be delivered to the Partners, pursuant to Section 10.2 shall have been duly executed and delivered to the Partners.

     7.3 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Buyers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.4 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition or operations of the Buyers since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change, which in each case, would affect the ability of the Buyers to fulfill its obligations to the Partners contained in this Agreement within one year from the date of the occurrence of such event, condition or circumstance.

     7.5 HSR ACT. The waiting period applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

     7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

     7.7 NO LITIGATION. There shall not be pending or threatened any Proceeding in which there is a reasonable possibility of an outcome that could have a material adverse effect on the Buyers' ability to fulfill their obligations to the Partners contained in this Agreement.

     7.8 RETAINED RECEIVABLES. The Retained Receivables shall have been assigned to ADP, Inc.

8.   TERMINATION.

     8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

          (a) by the Buyers if there is a material breach of any covenant or obligation of the Partnership or the Partners contained in this Agreement and such breach shall not have been cured within twenty (20) days after the delivery of notice thereof to the Partners;


                                      29.

          (b) by the Partners if there is a material breach of any covenant or obligation of the Buyers contained in this Agreement and such breach shall not have been cured within twenty (20) days after the delivery of notice thereof to Buyers;

          (c) by either the Buyers or the Partners if the Closing has not taken place on or before December 31, 1999 (other than as a result of any failure on the part of the terminating Party to comply with or perform its covenants and obligations under this Agreement);

          (d) by the mutual written consent of the Parties;

          (e) by either the Buyers or the Partners if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

          (f) by Buyers if the Partners' representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date); PROVIDED, HOWEVER, that Buyers may not terminate this Agreement under this Section 8.1(f) on account of an inaccuracy in the representations and warranties of the Partners that is curable by the Partners unless the Partners fail to cure such inaccuracy or breach within twenty (20) days after receiving written notice from Buyers of such inaccuracy or breach; or

          (g) by the Partners if any of Buyers' representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date); PROVIDED, HOWEVER, that the Partners may not terminate this Agreement under this Section 8.1(g) on account of an inaccuracy in Buyers' representations and warranties that is curable by Buyers unless Buyers fail to cure such inaccuracy or breach within twenty (20) days after receiving written notice from the Partners of such inaccuracy or breach.

     8.2 TERMINATION PROCEDURES. If any Party wishes to terminate this Agreement pursuant to Section 8.1, such Party shall deliver to the other Parties a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement.

     8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the Parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) no Party shall be relieved of any obligation or other Liability arising from any willful breach by such Party of any provision of this Agreement; (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties hereto shall, in all events, remain bound by and continue to be subject to Section 4.6 and shall cause the Partnership to be bound by and subject to Section 4.6.

     8.4 NONEXCLUSIVITY OF TERMINATION RIGHTS. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any Party of its right


                                      30.

to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9.   INDEMNIFICATION.

     9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

          (a) The representations and warranties made by the Partners (including the representations and warranties set forth in Section 2 and the representations set forth in the Partners' Compliance Certificate) shall survive the Closing and, other than the representations and warranties contained in
Section 2.15 of this Agreement, shall expire on the one (1) year anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the one (1) year anniversary of the Closing Date, any Buyer Indemnitee (acting in good faith) delivers to the Partners a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Partners (and setting forth in reasonable detail the basis for such Buyer Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the one (1) year anniversary of the Closing Date until such time as such claim is fully and finally resolved. The representations and warranties contained in Section 2.15 of this Agreement shall survive the Closing and shall expire on the 30th day following the expiration of the applicable statute of limitations with respect to any Tax matters in question (giving effect to any waiver, mitigation or extension thereof).

          (b) The representations and warranties made by the Buyers (including the representations and warranties set forth in Section 3 and the representations set forth in the Buyers' Compliance Certificate) shall survive the Closing and shall expire on the one (1) year anniversary of the Closing Date; PROVIDED, HOWEVER, that if, at any time prior to the one (1) year anniversary of the Closing Date, any Seller Indemnitee (acting in good faith) delivers to the Buyers a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Buyers (and setting forth in reasonable detail the basis for such Seller Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the one (1) year anniversary of the Closing Date until such time as such claim is fully and finally resolved.

          (c) The representations, warranties, covenants and obligations of the Partners and Partnership, and the rights and remedies that may be exercised by the Buyer Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnitees or any of their Representatives.

          (d) For purposes of this Agreement, each statement or other item of information set forth in the disclosure Schedules or in any update to the disclosure Schedules shall be deemed


                                      31.

to be a representation and warranty made by the Party preparing and delivering any such disclosure Schedule or in any update to a disclosure Schedule in this Agreement.

     9.2 INDEMNIFICATION BY THE PARTNERS.

          (a) Subject to Section 9.1(a), the Partners, jointly and severally, shall hold harmless and indemnify each of the Buyers, the Partnership and their Affiliates and their respective directors, officers, employees, agents, partners, Representatives and any successors and assigns of the foregoing Persons (collectively, the "BUYER INDEMNITEES") from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

               (i) any inaccuracy in or breach of any representation or warranty made by any Partner set forth in this Agreement, in the Partners' Compliance Certificate or in any other Transactional Agreement;

               (ii) any breach of any covenant or obligation of any Partner and the Partnership (including the covenants set forth in Sections 4 and 5, but specifically excluding the covenant contained in Section 5.9) contained in this Agreement;

               (iii) except as set forth in Section 1.4 hereto, any Taxes owed by the Partners or the Partnership that relate to any period prior to or as of the Closing Date; and

               (iv) any Proceeding commenced by any Buyer Indemnitee for the purpose of enforcing any of its rights under this Section 9.2.

          (b) The Partners' indemnification obligation under this Section 9.2 shall be effective only when the aggregate amount of all Damages to the Buyer Indemnitees equals or exceeds the threshold amount of $250,000, in which case the Partners shall be liable for the entire amount of such Damages to the Buyer Indemnitees and not merely the portion that exceeds $250,000; PROVIDED, that in no event shall the Partners be liable under this Section 9.2 for Damages that in the aggregate exceed an amount equal to the Purchase Price. No Buyer Indemnitee shall be entitled to assert any right of indemnification under this Section 9.2 after the one (1) year anniversary of the Closing Date (other than claims for indemnification for Damages suffered or incurred as a result of an inaccuracy or breach of the representations and warranties contained in Section 2.15 of this Agreement, which claims may be brought until the 30th day after the expiration of the applicable statute of limitations (including any waiver, mitigation or extension thereof)); PROVIDED, HOWEVER, that if there shall be any pending claim for indemnification for which any Buyer Indemnitee has given notice to the Partners on or prior to the one (1) anniversary of the Closing Date, such Buyer Indemnitee shall continue to have the right to be indemnified with respect to such matter.


                                      32.

     9.3 INDEMNIFICATION BY BUYERS.

          (a) The Buyers, jointly and severally, shall hold harmless and indemnify the Partners and their respective directors, officers, employees, agents and representatives and any Person controlling or controlled by or under common control with, the Partners and any successors and assigns of the foregoing Persons (collectively, the "SELLER INDEMNITEES") from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (i) any inaccuracy in or breach of any representation or warranty made by any Buyer set forth in this Agreement, in the Buyers' Compliance Certificate or in any other Transactional Agreement;

          (ii) any breach of any covenant or obligation of any Buyer (including the covenants set forth in Sections 4 and 5) contained in this Agreement;

          (iii) any obligation arising under the Amityville Lease (as defined in Section 10.1(i)) after the Closing Date; and

          (iv) any Proceeding commenced by any Seller Indemnitee for the purpose of enforcing any of its rights under this Section 9.3.

          (b) The Buyers' indemnification obligation under this Section 9.3 shall be effective only when the aggregate amount of all Damages to the Seller Indemnitees equals or exceeds the threshold amount of $250,000, in which case Buyers shall be liable for the entire amount of such Damages to the Seller Indemnitees and not merely the amount that exceeds $250,000; PROVIDED, that in no event shall Buyers be liable under this Section 9.3 for Damages that in the aggregate exceed an amount equal to the Purchase Price. No Seller Indemnitee shall be entitled to assert any right of indemnification under this Section 9.3 after the one (1) year anniversary of the Closing Date; PROVIDED, HOWEVER, if there shall be any pending claim for indemnification for which any Seller Indemnitee has given notice to Buyers on or prior to the one (1) year anniversary of the Closing Date, such Seller Indemnitee shall continue to have the right to be indemnified with respect to such matter.

     9.4 REMEDIES EXCLUSIVE. The indemnification remedies provided in this
Section 9 shall be the sole and exclusive remedy of any Buyer Indemnitee or Seller Indemnitee, as the case may be, with respect to all claims described in Sections 9.2 and 9.3 hereof, except in cases of fraud or willful misrepresentation.

     9.5 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Section 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:


                                      33.

          (a) NOTICE AND DEFENSE. The party or parties to be indemnified (whether one or more, the "INDEMNIFIED Party") will give the party from whom indemnification is sought (the "INDEMNIFYING PARTY") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by counsel reasonably satisfactory to the Indemnified Party; PROVIDED, HOWEVER, that the Indemnified Party shall at all times also have the right to participate fully in the defense at its own expense. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

          (b) FAILURE TO DEFEND. If the Indemnifying Party fails to defend such Claim actively and in good faith within (10) ten days of receiving notice of such Claim, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

          (C) INDEMNIFIED PARTY'S RIGHTS. Anything in this Section 9.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may adversely affect Buyers other than as a result of money damages or other money payments for such Claim, or if the amount of the Claim being asserted exceeds (in Buyers' judgment) by more than $25,000 the insurance coverage which has been admitted by the applicable insurance carriers, Buyers shall have the right to defend, compromise or settle such Claim with legal counsel that is reasonably acceptable to the Partners, and shall be entitled to recover from the Partners for such amounts, (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release of the Indemnified Party from all liability in respect of such Claim, and (iii) Buyers shall have the right to defend and settle breach of warranty claims for products or services other than portions of such Claims which seek recovery for personal injury. The parties shall cooperate with each other with respect to any claim for which indemnification is sought hereunder and to cooperate in the defense of any claim.

     9.6 PAYMENT. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Section 9, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 9 that is disputed


                                      34.

by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

10.  CLOSING DELIVERIES.

          10.1 THE PARTNERS' OBLIGATIONS AT CLOSING. At the Closing, the Partners shall deliver or cause to be delivered to Buyers:

          (a) a bill of sale reasonably satisfactory to the Buyers (the "BILL OF SALE") duly executed by the Partners and transferring the Partnership Interests to the Buyers;

          (b) the Data Services Agreement reasonably satisfactory to the Buyers and the Partners (the "DATA SERVICES AGREEMENT"), duly executed by ADP, Inc.;

          (c) a Mailing Services Agreement reasonably satisfactory to the Buyers and the Partners (the "MAILING SERVICES AGREEMENT"), duly executed by ADP Financial Information Services, Inc.;

          (d) a certificate signed by each of the Partners certifying that each of the conditions set forth in Sections 6.1, 6.3, 6.4, 6.6 and 6.7 has been satisfied (the "PARTNERS' COMPLIANCE CERTIFICATE");

          (e) copies of the Required Consents (other than Mitsubishi), which consents shall be valid and in full force and effect and shall not have been withdrawn or modified;

          (f) an opinion of the general counsel for the Partners dated as of the Closing Date in substantially the form of Exhibit B;

          (g) the Closing Balance Sheet;

          (h) an Assignment and Assumption Agreement reasonably satisfactory to the Buyers and the Partners (the "NY ASSIGNMENT AND ASSUMPTION AGREEMENT") with respect to the


                                      35.

lease of premises located at 275 Dixon Avenue, Amityville, NY (the "AMITYVILLE LEASE"), duly executed by the Partners;

          (i) a Transition Services Agreement reasonably satisfactory to the Buyers and Partners (the "TRANSITION SERVICES AGREEMENT"), duly executed by the Partners;

          (j) Evidence reasonably satisfactory to the Buyers of the assignment to the Partnership of those contracts listed in Schedule 2.5 II (f);

          (k) the listing of severance benefits required by Section 5.4(d) hereof; and

          (l) a copy of Schedule 1.2(e)(i)-1.

     10.2 BUYERS' OBLIGATIONS AT CLOSING. At the Closing, Buyers shall deliver, or cause to be delivered, to the Partners:

          (a) the Closing Cash Payment;

          (b) the Data Services Agreement duly executed by the Buyers;

          (c) the Mailing Services Agreement duly executed by the Buyers;

          (d) the NY Assignment and Assumption Agreement, duly executed by the Buyers;

          (e) a certificate signed by an authorized officer of Buyers certifying that each of the conditions set forth in Sections 7.1, 7.3, 7.4, 7.6 and 7.7 has been satisfied (the "BUYERS' COMPLIANCE CERTIFICATE");

          (f) an opinion of Cooley Godward LLP, dated as of the Closing Date, in substantially the form of Exhibit C;

          (g) the Transition Services Agreement, duly executed by the Buyers.

     10.3 FURTHER DOCUMENTS. The Partners, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by the Buyers and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyers for the purpose of assigning, transferring, granting, conveying and confirming to Buyers, or reducing to possession, the Partnership Interests and the Assets.

11.  GENERAL PROVISIONS.

          11.1 JOINT AND SEVERAL LIABILITY.

          (a) Each Partner agrees that it shall be jointly and severally liable with the other Partner for the due and timely compliance with and performance of each of the covenants and


                                      36.

obligations of the Partners as set forth in the Transactional Agreements. Each Partner's obligations and liability under any Transactional Agreement shall not be limited in any way by: (i) any failure on the part of Buyers or any other Buyer Indemnitee to exercise any right or assert any claim against the Partners;
(i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to, the Partners or the Partnership; or (iii) any merger or consolidation of the Partners with or into any other Entity.

          (b) Each Buyer agrees that it shall be jointly and severally liable with the other Buyer for the due and timely compliance with and performance of each of the covenants and obligations of the Buyers as set forth in the Transactional Agreements. Each Buyer's obligations and liability under any Transactional Agreement shall not be limited in any way by: (i) any failure on the part of the Partners or any other Seller Indemnitee to exercise any right or assert any claim against the Buyers; (i) the dissolution or insolvency of, or the appointment of any receiver, conservator or liquidator for, or the commencement of any bankruptcy, reorganization, moratorium, arrangement or other proceeding by, against or with respect to the Buyers; or (iii) any merger or consolidation of the Buyers with or into any other Entity.

     11.2 FEES AND EXPENSES.

          (a) The Partners shall each bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Partners in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the furnishing of information to Buyers in connection with Buyers' investigation and review of the Partnership and the Partnership business; (iii) the negotiation, preparation and review of this Agreement (including the Schedules hereto), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions; PROVIDED, HOWEVER, that if this Agreement terminates for any reason, the Buyers agree to reimburse the Partners for all costs and expenses incurred prior to termination by either Partner with respect to the Audited Financial Statements or its efforts to provide converted data provision of the Partnership to Buyers.

          (b) Buyers shall bear and pay all fees, costs and expenses (including all legal fees and expenses) that have been incurred or that are in the future incurred by or on behalf of Buyers in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by Buyers with respect to the Partnership and the Partnership business; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions. Regardless of whether or not the Closing takes place, Buyers shall bear and pay for the amount of any filing fee payable under the HSR Act in connection with the Transactions.


                                      37.

     11.3 ATTORNEYS' FEES. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     11.4 NOTICES. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service of a reputable nationwide courier or service, or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

              if to the Partners:

                                ADP, Inc.
                                1950 Hassell Road
                                Hoffman Estate, Illinois  60195
                                Attention:  President
                                Facsimile: (847) 781-9873

              with a copy to:

                                ADP, Inc.
                                One ADP Blvd.
                                Roseland, New Jersey  07068
                                Attention:  General Counsel
                                Facsimile:  (973) 974-3399


              if to Buyers:

                                Newgen Results Corporation
                                12680 High Bluff Drive, Suite 300
                                San Diego, California  92130
                                Attention: Sam Simkin, Vice President and CEO
                                Facsimile: (858) 481-1299

              with a copy to:
                                Cooley Godward, LLP
                                4365 Executive Drive, Suite 1100
                                San Diego, CA 92121
                                Attn:  Carl R. Sanchez, Esq.
                                Facsimile: (858) 453-3555


                                      38.

     11.5 HEADINGS; CONSTRUCTION. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used, the same shall include the plural, and whenever the plural is used, the same shall include the singular, where appropriate.

     11.6 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     11.7 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST.

          (a) This Agreement shall be binding upon and inure to the benefit of the Partnership and its successors and assigns (if any); each Partner and such Partner's Representatives, executors, administrators, estate, heirs, successors and assigns (if any); and each Buyer and its respective successors and assigns (if any).

          (b) No Party hereto shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the other Party's prior written consent; PROVIDED, HOWEVER, that Buyers shall be permitted to assign any of its rights or obligations under this Agreement to any Affiliate.

          (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Partnership and no employee of any Partner shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Partnership and no creditor of any Partner shall have any rights under this Agreement or any of the other Transactional Agreements.

     11.8 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties agree that: (a) in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no Party, or Buyer Indemnitee or Seller Indemnitee, as the case may be, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.


                                      39.

     11.9 WAIVER.

          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.10 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyers and Partners.

     11.11 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     11.12 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

     11.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed an original and all of which taken together, shall constitute one and the same instrument.





                      [THIS SPACE INTENTIONALLY LEFT BLANK]



                                      40.

         The Parties to this Agreement have caused this Agreement to be executed and delivered as of the date first above written.

                                ADP, INC.,
                                a Delaware corporation


                                By: /s/ Signature Illegible
                                    ---------------------------
                                Title: President
                                       ------------------------

                                ADP FINANCIAL INFORMATION SERVICES, INC., a Delaware corporation


                                By: /s/ Signature Illegible
                                    ---------------------------
                                Title: President
                                       ------------------------


                                COMPUTER CARE,
                                a New York general partnership

                                By: ADP, Inc.
                                Its:  General Partner


                                      By: /s/ Signature Illegible
                                         --------------------------
                                      Title: President



                                NEWGEN RESULTS CORPORATION,
                                a Delaware corporation


                                By: /s/ Sam Simkin
                                    ---------------------------
                                Title: SVP & Chief Financial Officer


                                NGR ACQUISITION CORP.,
                                a Delaware corporation


                                By: /s/ Sam Simkin
                                    ---------------------------
                                Title: Chief Financial Officer & Secretary

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         ASSETS.  "Assets" is defined in Section 2.5(b).

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving: (a) the sale, lease, transfer, assignment, pledge, hypothecation or other disposition of all or any portion of the Partnership business, the Partnership Interests or the Assets; or (b) any merger, business combination, sale or assignment of any portion of the business of the Partnership, the Partnership Interests or the Assets, or similar transaction involving the Partnership.

          AFFILIATE. "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person.

         BILL OF SALE.  "Bill of Sale" is defined in Section 10.1(a).

          CERCLA. "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

          CLAIM. "Claim" shall mean all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         CLOSING.  "Closing" is defined in Section 1.5.

         CLOSING DATE.  "Closing Date" is defined in Section 1.5.

          CLOSING CASH PAYMENT. "Closing Cash Payment" is defined in Section 1.2(a).

          CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

          CONTRACT. "Contract" shall mean any written agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order or insurance policy.

          DAMAGES. "Damages" shall include any loss, damage, injury, Liability, Claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense.

          ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          FINANCIAL STATEMENTS. "Financial Statements" is defined in Section
2.3.

          GAAP. "GAAP" shall mean generally accepted accounting principles.

          GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

          GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

          HAZARDOUS MATERIAL. "Hazardous Material" shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any "hazardous substance," "pollutant," "contaminant," "hazardous waste," "regulated substance," "hazardous chemical" or "toxic chemical" as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called "superfund" or "superlien" law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause "(a)", "(b)", "(c)" or "(d)" above.

          HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

          LIABILITY. "Liability" shall mean any debt, obligation, or liability of any nature (including any known, unknown, disclosed, undisclosed, mature, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, or liability is immediately due and payable, including any Liability for Taxes.

          ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

          ORDINARY COURSE OF BUSINESS. "Ordinary Course of Business" shall mean an action taken by the Partnership that is (a) recurring in nature, consistent with the Partnership's past practices, (b) taken in the ordinary course of the Partnership's normal day-to-day operations, and (c) taken in accordance with sound and prudent business practices.

          PARTNERSHIP CONTRACTS. "Partnership Contracts" shall mean any Contract
(a) to which
the Partnership is a party; (b) by which the Partnership, the Partnership Interests or any of the Assets is or may become bound or under which the Partnership has, or may become subject to any obligations; (c) under which the Partnership has or may acquire any right or interest.

          PARTNERSHIP PROPRIETARY ASSETS. "Partnership Proprietary Assets" is defined in Section 2.10(a).

          PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

          PRE-CLOSING PERIOD. "Pre-Closing Period" is defined in Section 4.1.

          PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

          PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

          REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

          TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

          TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Bill of Sale; (c) the Data Services Agreement; (d) the Mailing Services Agreement; (e) the NY Assignment and Assumption Agreement, (f) the Transition Services Agreement, and (g) all other documents delivered by the Parties pursuant to Section 10.

          TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Partnership Interests by the Partners to Buyers in accordance with the Agreement; (ii) the performance by the Partnership, the Partners and Buyers of their respective obligations under the Transactional Agreements, and (iii) the exercise by the Partnership, the Partners and Buyers of their respective rights under the Transactional Agreements.

          UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" is defined in Section 2.3.

                                    EXHIBIT B

                            FORM OF ADP LEGAL OPINION

[PLEASE NOTE THAT WE WILL NOT OPINE AS TO THE ENFORCEABILITY OF THE NONCOMPETE PROVISION CONTAINED IN THE AGREEMENT. WE WILL ADD THE NECESSARY QUALIFYING LANGUAGE TO THE PREAMBLE OF OUR OPINION]

1. Each of the Partners has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware. The Partnership is a validly existing general partnership under the laws of the State of New York.

2. Each of the Partners has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted. The Partnership has the requisite power to own or lease its property and assets and to conduct its business as it is currently being conducted Each of the Partners has all necessary corporate power and authority to enter into the Agreement and the other Transactional Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The Partnership has all necessary power and authority to enter into the Agreement and the other Transactional Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

3. The Agreement has been duly and validly authorized, executed and delivered by the Partners and the Partnership and constitutes a valid and binding agreement of the Partnership and the Partners enforceable against the Partners and the Partnership in accordance with its terms, except as rights to indemnity under
Section 9 of the Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The execution and delivery of the Agreement by the Partners (i) do not violate, conflict with or result in any breach of any provision of their Certificates of Incorporation or Bylaws, and (ii) do not violate or contravene
(A) any governmental statute, rule or regulation, applicable to either of them or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against either of them and of which I am aware, the violation of which would materially and adversely affect either Partner, and their respective assets, financial condition or operations. The execution and delivery of the Agreement by the Partnership (i) do not violate, conflict with or result in any breach of any provision of its partnership agreement, and (ii) do not violate or contravene (A) any governmental statute, rule or regulation, applicable to the Partnership or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Partnership and of which I am aware, the violation of which would materially and adversely affect the Partnership, and its assets, financial condition or operations.

5. To my knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Partners or the Partnership before any court or administrative agency that questions the validity of the Agreement or the transactions contemplated thereby.

                                    EXHIBIT C

                      FORM OF COOLEY GODWARD LEGAL OPINION

[PLEASE NOTE THAT WE WILL NOT OPINE AS TO THE ENFORCEABILITY OF THE NONCOMPETE PROVISION CONTAINED IN THE AGREEMENT. WE WILL ADD THE NECESSARY QUALIFYING LANGUAGE TO THE PREAMBLE OF OUR OPINION]

1. Each of the Company [and Company Acquisition Sub] has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

2. Each of the Company [and Company Acquisition Sub] has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted. Each of the Company [and Company Acquisition Sub] has all necessary corporate power and authority to enter into the Agreement and the other Transactional Agreements to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

3. The Agreement has been duly and validly authorized, executed and delivered by the Company [and Company Acquisition Sub] and constitutes a valid and binding agreement of the Company [and Company Acquisition Sub] enforceable against the Company [and Company Acquisition Sub] in accordance with its terms, except as rights to indemnity under Section 9 of the Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

4. The execution and delivery of the Agreement by the Company [and Company Acquisition Sub] (i) do not violate, conflict with or result in any breach of any provision of the Company's [or Company Acquisition Sub's ] respective Certificates of Incorporation or Bylaws, and (ii) do not violate or contravene
(A) any governmental statute, rule or regulation, applicable to the Company or
(B) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company [and Company Acquisition Sub] and of which we are aware, the violation of which would materially and adversely affect the Company [and Company Acquisition Sub], and their respective assets, financial condition or operations.

5. To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company [or Company Acquisition Sub] before any court or administrative agency that questions the validity of the Agreement or the transactions contemplated thereby.


                                      A-1